Exhibit 99.1

HAMPSHIRE REPORTS SECOND QUARTER 2012 RESULTS
-- Company Positioned for Improved Performance --

New York, NY, August 10, 2012 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the second quarter ended June 30, 2012.

“Over the past 18 months, we have been aggressively repositioning Hampshire Group to become a profitable, vertically integrated sportswear manufacturer and marketer, moving away from our former business model as an unsustainable, seasonal sweater business.  As part of this transition, we sharpened the focus of the business by divesting non-core operations and acquiring a manufacturing operation, Rio Garment, which is allowing us to diversify our product lines, expand our distribution channels, broaden our customer base and leverage our design talent and existing relationships. While this has been partially reflected in our 2012 second quarter results through an increase in sales, a significant reduction in our operating loss and a substantial increase in our backlog, we fully expect to achieve operating profitability for the second half of the year, as well as full year 2013,” commented Heath L. Golden, President and CEO of Hampshire Group.

“Through our Hampshire Brands subsidiary, we were able to capture the Dockers® license for tops as well as the Panama Jack license for sportswear, both well-recognized and growing brands. These new agreements will replace legacy licenses with declining sales, for which we opted to not renew and will expire at year-end. Our manufacturing subsidiary, Rio Garment, continues to grow and has helped us expand our product offering and pursue additional channels of distribution including the mass market retail channel where we see considerable opportunity. We recently introduced our Panama Jack line in Wal-Mart stores and are encouraged by the strong initial response,” continued Mr. Golden. “Our branded business, scott james®, while still a small part of what we produce and sell, is a higher margin business than any of our other businesses and has continued to grow its presence in department and specialty stores through expanding distribution and increases in average order size.”

Second Quarter 2012 Highlights

•	Net sales increase driven by Rio Garment manufacturing subsidiary;
•	Company posts gross profit of $4.3 million;
•	Significant decrease in SG&A to 46% of sales;
•	Order backlog grows 40% year-over-year to $82.2 million;
•	Continued growth in scott james® business including, a significant increase in Spring average order size and opened a shop-in-shop in a premier men’s specialty store in Birmingham, Alabama;
•	Sequential capacity growth and margin improvement at Rio Garment from 1Q12; and
•	First shipment of Panama Jack to Wal-Mart stores marks company expansion into mass market.

Net sales for the second quarter of 2012 were $18.1 million, as compared with $3.5 million for the second quarter of 2011. The $14.6 million improvement in net sales was primarily due to the inclusion of Rio Garment’s net sales of $15.4 million for the quarter which was partially offset by a $0.8 million decline in Hampshire Brands net sales due to the wind down of the JOE Joseph Abboud® licensing agreement.  Gross profit for the second quarter was $4.3 million versus a gross loss of less than $0.1 million a year ago. The improvement in gross profit resulted from a combination of  increases in net sales from Rio Garment, increases in the average selling price per unit for Hampshire and increases in both volume and average selling price per unit for scott james®.

Selling, general and administrative expenses were $8.3 million for the second quarter of 2012, an increase of $2.6 million over the previous year as a result of the inclusion of Rio Garment, which was not part of the Company in last year’s second quarter. SG&A as a percent of sales declined to 46% versus 172% a year ago.  The Company announced a cost savings plan during this year’s second quarter, which is expected to provide annualized savings of approximately $1.0 million in compensation costs.

The Company reported a loss from continuing operations per share of $0.56 for the second quarter of 2012, an improvement compared to a loss per share of $1.30 for the same period last year.

The Company ended the quarter with $13.1 million in cash, compared with $25.8 million at December 31, 2011. The results for the current year reflect the use of cash to fund the Company’s historical inventory build in advance of its peak shipping months. At June 30, 2012, the Company had nothing drawn under its $50 million revolving credit facility.

In light of the Company's substantial operational and financial transformation, Hampshire intends to initiate a proactive outreach program to investors and analysts.

Mr. Golden concluded, “As we look ahead to the second half of 2012, we expect to achieve operating profitability due to the fact that we have successfully integrated and grown our business despite the challenges of winding down the Geoffrey Beene® and JOE Joseph Abboud® licenses. The full impact of our repositioning, especially within our Hampshire Brands business, will become more evident as we enter 2013 with our Spring launch of Dockers®.  We remain steadfast in our commitment to drive growth in the business across all of our platforms, while also delivering long-term value to our shareholders.”

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; and energy and fuel costs are subject to adverse fluctuations and volatility.
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CONTACTS

Investors:
MBS Value Partners
Gentra Cartwright/Betsy Brod
(212) 750-5800

Media:
Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

Hampshire Group, Limited and Subsidiaries
Selected Unaudited Financial Data

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$18,149	$3,467	$40,741	$6,978
Cost of goods sold	13,886	3,494	32,650	6,274
Gross profit (loss)	4,263	(27)	8,091	704
Selling, general and administrative expenses	8,269	5,948	17,340	10,225
Goodwill impairment loss	—	1,204	—	1,204
Loss from operations	(4,006)	(7,179)	(9,249)	(10,725)
Other income (expense):
Interest income	1	—	1	1
Interest expense	(92)	(108)	(163)	(185)
Other, net	4	(13)	24	(17)
Loss from continuing operations before income taxes	(4,093)	(7,300)	(9,387)	(10,926)
Income tax (benefit) provision	46	(27)	92	42
Loss from continuing operations	(4,139)	(7,273)	(9,479)	(10,968)
Income from discontinued operations, net of taxes	373	10,386	759	9,084
Net income (loss)	$(3,766)	$3,113	$(8,720)	$(1,884)
Basic income (loss) per share:
Loss from continuing operations	$(0.56)	$(1.30)	$(1.34)	$(1.96)
Income (loss) from discontinued operations, net of taxes	0.05	1.85	0.10	1.62
Net income (loss)	$(0.51)	$0.55	$(1.24)	$(0.34)
Diluted income (loss) per share:
Loss from continuing operations	$(0.56)	$(1.30)	$(1.34)	$(1.96)
Income (loss) from discontinued operations, net of taxes	0.05	1.85	0.10	1.62
Net income (loss)	$(0.51)	$0.55	$(1.24)	$(0.34)
Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	7,434	5,611	7,056	5,582
Diluted weighted average number of common shares outstanding	7,434	5,611	7,056	5,582

NON GAAP RECONCILIATION:
Net income (loss)	$(3,766)	$3,113	$(8,720)	$(1,884)
Income tax (benefit) provision	46	(27)	92	42
Interest expense, net	92	108	163	185
Depreciation and amortization	946	507	1,872	1,019
EBITDA	(2,682)	3,701	(6,593)	(638)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. EBITDA should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended June 30, 2012 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:
	June 30, 2012	December 31, 2011
(excluding discontinued operations)
Cash and cash equivalents	$ 10,336	$ 25,801
Restricted cash	$ 2,750	$ —
Accounts receivable, net	$ 5,744	$ 13,150
Inventories, net	$ 30,881	$ 18,591
Borrowings under credit facility	$ —	$ —
Working capital	$ 28,128	$ 35,922